Exhibit 99.2

POLYCOM, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Revenues:
Product revenues	$242,515	$247,058	$740,066	$780,611
Service revenues	93,946	88,334	280,381	258,991

Total revenues	336,461	335,392	1,020,447	1,039,602

Cost of revenues:
Cost of product revenues	102,830	102,235	309,994	316,863
Cost of service revenues	38,587	36,799	114,714	106,123

Total cost of revenues	141,417	139,034	424,708	422,986

Gross profit	195,044	196,358	595,739	616,616

Operating expenses:
Sales and marketing	107,292	117,853	325,663	348,041
Research and development	54,220	53,997	164,782	153,425
General and administrative	28,468	27,376	76,461	72,375
Amortization of purchased intangibles	2,487	2,512	7,535	7,318
Restructuring costs	24,887	6,171	34,639	21,829
Acquisition-related expenses	39	6,334	3,411	11,793

Total operating expenses	217,393	214,243	612,491	614,781

Operating income (loss)	(22,349)	(17,885)	(16,752)	1,835
Interest expense	(850)	(287)	(1,736)	(470)
Interest income and other income (expense)	(784)	57	(1,041)	(2,540)

Interest and other income (expense), net	(1,634)	(230)	(2,777)	(3,010)
Loss from continuing operations before provision for income taxes	(23,983)	(18,115)	(19,529)	(1,175)
Provision for (benefit from) income taxes	(5)	(2,709)	(2,963)	105

Loss from continuing operations	(23,978)	(15,406)	(16,566)	(1,280)
Income from operations of discontinued operations, net of taxes	—	645	—	7,710
Gain from sale of discontinued operations, net of taxes	—	—	459	—

Net income (loss)	$(23,978)	$(14,761)	$(16,107)	$6,430

Basic and diluted net income (loss) per share:
Loss per share from continuing operations	$(0.14)	$(0.09)	$(0.10)	$(0.01)
Income per share from discontinued operations, net of taxes	$—	$—	$—	$0.04
Gain per share from sale of discontinued operations, net of taxes	$—	$—	$—	$—

Basic net income (loss) per share	$(0.14)	$(0.08)	$(0.09)	$0.04

Number of shares used in computation of net income (loss) per share:
Basic and diluted	170,310	176,847	172,644	177,331

Note:

Earnings per share amounts for continuing operations, discontinued operations and net income, as presented above, are calculated individually and may not sum due to rounding differences.

As a result of the net loss from continuing operations for all periods presented, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect is anti-dilutive.

The tax provision and net income for the three and nine months ended September 30, 2012 have been revised from previously issued financial statements to correct an error. These adjustments were not considered material to previously issued financial statements. However, because of the significance of these adjustments to the current period, the Company has revised the prior periods contained herein. The adjustments had no impact on income before provision for income taxes or net cash flows.

POLYCOM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$712,694	$477,073
Short-term investments	161,339	197,196
Trade receivables, net	175,223	194,654
Inventories	107,681	99,960
Deferred taxes	48,562	48,916
Prepaid expenses and other current assets	66,861	52,539

Total current assets	1,272,360	1,070,338
Property and equipment, net	122,379	133,319
Long-term investments	79,776	50,333
Goodwill and purchased intangibles	605,411	608,802
Deferred taxes	26,702	28,406
Other assets	28,864	21,238

Total assets	$2,135,492	$1,912,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$91,136	$89,983
Accrued payroll and related liabilities	33,878	39,469
Taxes payable	4,880	4,736
Deferred revenue	172,056	158,482
Current portion of long term debt	6,250	—
Other accrued liabilities	71,592	63,018

Total current liabilities	379,792	355,688
Non-current liabilities
Deferred revenue	88,112	91,061
Long term debt	243,750	—
Taxes payable	14,926	15,598
Deferred taxes	229	236
Other non-current liabilities	34,381	22,079

Total liabilities	761,190	484,662
Stockholders’ equity	1,374,302	1,427,774

Total liabilities and stockholders’ equity	$2,135,492	$1,912,436

The tax provision and net income for the year ended December 31, 2012 have been revised from previously issued financial statements to correct an error. These adjustments were not considered material to previously issued financial statements. However, because of the significance of these adjustments to the current period, the Company has revised the prior periods contained herein. The adjustments had no impact on income before provision for income taxes or net cash flows.

POLYCOM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30, 2013	September 30, 2012
Cash flows from operating activities:
Net income (loss)	$(16,107)	$6,430
Adjustments to reconcile net income to net cash provided by operating activities:
Gain from sale of discontinued operations, net of tax	(459)	—
Depreciation and amortization	49,654	45,592
Amortization of purchased intangibles	11,335	15,878
Amortization of debt issue costs	52	—
Write-down of excess and obsolete inventories	5,625	5,297
Provision for doubtful accounts	—	800
Stock-based compensation expense	53,300	66,256
Excess tax benefits from stock-based compensation	(780)	(9,587)
Loss on disposals of property and equipment	3,658	3,502
Changes in assets and liabilities, net of the effect of acquisitions:
Trade receivables	21,857	20,435
Inventories	(13,346)	(13,858)
Deferred taxes	2,058	(12,947)
Prepaid expenses and other assets	(18,915)	4,188
Accounts payable	(1,118)	(31,552)
Taxes payable	(4,006)	1,032
Other accrued liabilities	24,661	19,958

Net cash provided by operating activities	117,469	121,424

Cash flows from investing activities:
Purchases of property and equipment	(41,793)	(51,979)
Purchases of investments	(200,945)	(212,377)
Proceeds from sale of investments	21,802	37,794
Proceeds from maturities of investments	185,634	178,162
Net cash received from sale of discontinued operations	556	—
Net cash paid in purchase acquisitions	(7,974)	(4,583)

Net cash used in investing activities	(42,720)	(52,983)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee option and stock purchase plans	23,326	24,362
Proceeds from debt, net of debt issue costs	247,582	—
Repurchase of common stock	(110,816)	(62,073)
Excess tax benefits from stock-based compensation	780	9,587

Net cash provided by (used in) financing activities	160,872	(28,124)

Net increase in cash and cash equivalents	235,621	40,317
Cash and cash equivalents, beginning of period	477,073	375,441

Cash and cash equivalents, end of period	$712,694	$415,758